UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2009

Ambassadors International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1071 Camelback Street Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 759-5900

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 18, 2009, Fife Symington resigned as a Class I Director of Ambassadors International, Inc. (the “Company”). Mr. Symington’s term was set to expire at the Company’s 2010 Annual Meeting of Stockholders. Mr. Symington’s resignation did not relate to any disagreement with the Company.

(c) On March 23, 2009, the Company issued a press release announcing the appointment of Mark Detillion, age 47, as chief financial officer to be effective as of April 1, 2009. For the past eight years Mr. Detillion served as the vice president of finance and chief financial officer for Cruise West in Seattle, WA. Prior to Cruise West he spent several years as the chief financial officer for Shilo Inns in Portland, OR. He also served as the director of finance for Holland America Lines. A copy of the press release is attached as exhibit 99.2 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On March 12, 2009, the Company’s board of directors approved an increase in the annual fees it will pay to the Chairman of its Board of Directors, Art Rodney, from $5,000 per quarter to $8,000 per month, effective March 2009. The fees paid to Mr. Rodney were increased to compensate him for his additional duties in connection with the sale of the Company’s principal non-Windstar assets. Mr. Rodney will be working with Stephens Inc., the investment banking firm engaged by the Company to sell the Company’s principal non-Windstar assets as announced in a press release on February 11, 2009.

Item 9.01 Exhibits.

(c) Exhibits

99.1	Resignation Letter of Fife Symington, dated March 18, 2009.

99.2	Press release dated March 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: March 23, 2009

By: /s/ Laura L. Tuthill
Laura L. Tuthill
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Resignation Letter of Fife Symington, dated March 18, 2009.

99.2	Press release dated March 23, 2009.